                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE  13G




                   Under the Securities Exchange Act of 1934

                      (AMENDMENT NO.       2       )*
                                    ---------------


                             Myriad Genetics, Inc.
                 --------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                 --------------------------------------------
                         Title of Class of Securities)

                                   62855J104
                 --------------------------------------------
                                 (CUSIP Number)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 62855J104                   13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Mark H. Skolnick
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          161,594
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             399,874
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          161,594
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          399,874
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      561,468
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]

      N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      6.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 5 pages

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Item 1(a)  Name of Issuer
           --------------

           Myriad Genetics, Inc.


Item 1(b)  Address of Issuer's Principal Executive Offices
           -----------------------------------------------

           320 Wakara Way
           Salt Lake City, Utah 84108

Item 2(a)  Name of Person Filing
           ---------------------

           Mark H. Skolnick


Item 2(b)  Address of Principal Business Office or, if none, Residence
           -----------------------------------------------------------

           390 Wakara Way
           Salt Lake City, Utah 84108

Item 2(c)  State of Organization/Citizenship
           ---------------------------------

           U.S.A.

Item 2(d)  Title of Class of Securities
           ----------------------------

           Common Stock

Item 2(e)  CUSIP Number
           ------------

           62855J104

Item 3.    If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
           -------------------------------------------------------------------
           check whether the person filing is a
           ------------------------------------


       (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

       (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act

       (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act

                               Page 3 of 5 pages

     (d)  [ ]  Investment Company registered under Section 8 of the Investment
                 Company Act

     (e)  [ ]  Investment Adviser registered under Section 203 of the
                 Investment Advisers Act of 1940

     (f)  [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S)240.13d-1(b)(1)(ii)(F)

     (g)  [ ]  Parent Holding Company, in accordance with (S)240.13d-
                 1(b)(1)(ii)(G)

     (h)  [ ]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

Item 4.   Ownership
          ---------

     (a)  Amount Beneficially Owned:  561,468

     (b)  Percent of Class:           6.0%

     (c)  Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote:     161,594

          (ii)  shared power to vote or to direct the vote:   399,874

          (iii) sole power to dispose or to direct the disposition of: 161,594

          (iv)  shared power to dispose or to direct the disposition of: 399,874

Item 5.   Ownership of Five Percent or Less of a Class
          --------------------------------------------

          N/A

Item 6.   Ownership of More than Five Percent on Behalf of Another Person
          ---------------------------------------------------------------

          N/A

                               Page 4 of 5 pages

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on By the Parent Holding Company
          --------------------------------------------------------

          N/A



Item 8.   Identification and Classification of Members of the Group
          ---------------------------------------------------------


          N/A

Item 9.   Notice of Dissolution of Group
          ------------------------------


          N/A

Item 10.  Certification
          -------------


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


     Signature
     ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  January 30, 1998             By:  /s/ Mark H. Skolnick
                                         --------------------
                                    Mark H. Skolnick/Executive Vice President
                                    Research


          This filing is made voluntarily and should not be construed as an admission that Mark H. Skolnick is subject to reporting requirements under
Section 13 of the Securities Exchange Act of 1934.


                               Page 5 of 5 pages